EXHIBIT 10.37

SEVERANCE AGREEMENT
AND RELEASE OF ALL CLAIMS
This Severance Agreement and Release of All Claims (this “Agreement”) is made by and between James Klein (“Employee”) and Qorvo US, Inc., a Delaware corporation (“Employer”).
Employee has provided notice of his retirement from Employer, and by executing this Agreement, Employee confirms that he has resigned as an officer and employee and from any other position or capacity with any Employer Parties as of the Termination Date.
In consideration of the mutual promises herein, the Parties agree as follows:
1.Parties. As used in this Agreement, the following terms shall have the following meanings:
(a)“Employee Parties” shall mean Employee and any spouse, heirs, executors, representatives, administrators, agents, attorneys and assigns and any other person or entity acting with or on behalf of Employee, and any other person claiming by, through or under Employee.
(b)“Employer Parties” shall mean Employer, its parent corporation Qorvo, Inc., their respective current and former parents, subsidiaries, affiliates and related corporations, firms, partnerships, associations, joint ventures, trusts or other entities or enterprises (including any employee benefit plan) and all of their respective current and former owners, shareholders, officers, directors, partners, managers, members, employees, contractors, agents, insurers, predecessors, successors, heirs, executors, administrators and assigns, both in their individual and in their representative capacities.
(c)“Parties” shall mean Employee and Employer.
2.Retirement and Payments upon Retirement.
(a)Employee will retire from Employer effective as of, and Employee’s final date of employment with Employer will be, November 30, 2021 (the “Termination Date”). Following the Termination Date, Employee will perform no other employment function or duties for Employer. Commencing on the Termination Date, Employer is giving Employee a period of ninety (90) days to consider this Agreement. Employee may accept and sign this Agreement before the expiration of the ninety (90) day period. This Agreement may not be executed prior to Employee’s Termination Date and the commencement of the ninety (90) day period.
(b)Employee will be paid a lump sum cash amount, payable no later than the next scheduled payroll processing period following the Termination Date, equal to the sum of (i) any accrued but unpaid base salary through the Termination Date, plus (ii) any accrued but unpaid paid time off (PTO) and any other applicable vacation pay as of the Termination Date in accordance with Employer’s PTO policy. This lump sum payment will be subject to reduction for applicable withholdings for taxes and other amounts.
(c)Employee will not be eligible to receive a cash bonus under the Employer’s short-term incentive plan for the second half of Fiscal 2022 or for any period thereafter.
Employee acknowledges and agrees that he is not entitled to any severance pay under any severance plan, program or arrangement of Employer. Employee acknowledges that except as specified in Paragraph 2(b), Employee has received full payment for all wages and salary due to Employee for Employee’s services to Employer up to and including the Termination Date and all bonuses, accrued and unused PTO or other amount due under any Employer plan and that Employee is not otherwise owed any additional wages, salary, severance pay, bonus, PTO, flex time, vacation pay or other amounts. Employee also acknowledges and agrees that Employee has been properly provided all leaves of absence required by law and by Employer’s policies.
3.Qorvo Equity Awards.
(a)Exhibit A to this Agreement shows all the restricted stock unit awards granted to Employee by Qorvo, Inc. that have unvested installments as of the Termination Date and that are evidenced by an Award Agreement that contains post-termination vesting provisions (the “Awards”). These post-termination vesting provisions provide that the Awards will continue to vest following the Termination Date, subject to satisfaction by Employee of certain conditions both initially and on an ongoing basis. To be eligible for such post-termination vesting, Employee must execute and deliver this Agreement and Employee must satisfy the other conditions specified in the Award Agreements, including the “Post-Employment Condition” (as defined in the Award Agreements).
(b)Employee acknowledges and agrees that the Awards are subject to so-called “clawback” provisions. If Employer determines in the exercise of its discretion that Employee has committed a breach or violation of this Agreement, the ICN Agreement or the Post-Employment Condition at any time on or prior to the end of the Post-Termination Period (without regard to when Employer first discovers or has notice of any such breach or violation), then, in addition to any other remedies available to Employer at law or in equity as a result of such breach or violation, (1) all unvested Awards (and any remaining rights to underlying Shares) shall immediately be forfeited in their entirety; (2) any Shares and any other benefit subject to an Award that vested following the Termination Date and that is then owned, held or controlled by Employee shall immediately be forfeited and returned to Employer (without the payment of any consideration for such Shares, including repayment of any amount paid by Employee with respect to taxes related to the grant or vesting of the Award), and Employee shall cease to have any interest in or right to such Shares and shall cease to be recognized as the legal owner of such Shares; and (3) any “Gain” (as defined in the Award Agreement) realized by Employee with respect to any Shares issued following the Termination Date and subsequently sold shall immediately be paid by Employee to Employer.
(c)To avoid any inadvertent violation of the Post-Employment Condition, Employee is encouraged to pre-clear any proposed employment, board service or other activity through Employer’s General Counsel before commencing any such activity.
(d)If, during the Post-Termination Period, Employee dies, to the extent an Award is not fully vested as of the date of Employee’s death, the Award shall automatically fully vest effective as of the date of Employee’s death.
(e)For additional information concerning the Awards, Employee should refer to his individual Fidelity account, the stock incentive plan under which the Awards were granted and his individual Award Agreements.
(f)In addition to other terms defined in this Agreement, the following terms shall have the meanings given below:
(1)“Award Agreement” means the Restricted Stock Unit Agreement (Service-Based Award for Senior Officers) or other similar agreement that evidences an Award.
(2)“ICN Agreement” means the Inventions, Confidentiality and Nonsolicitation Agreement dated July 5, 2011 between Employee and Employer, successor by merger to TriQuint Semiconductor, Inc.
(3)“Post-Termination Period” means the period commencing on Employee’s Termination Date and ending on the date the last installment of an Award vests in accordance with the terms of the applicable Award Agreement.
(4)“Share” means a share of Common Stock, $0.0001 par value per share, of Qorvo, Inc.
4.Other Benefit Matters. The following, which is provided for information purposes only, is a summary of certain benefits that may be available to Employee as a result of Employee’s retirement:
•Group Medical and Dental Insurance. Employee’s medical and dental coverage under Employer’s group health plans (United Healthcare, Vision Service Plan and Delta Dental/Moda Health) will continue until November 30, 2021. Under a federal law known as COBRA, effective as of December 1, 2021, Employee and his covered dependents will be entitled to elect to continue medical and dental coverage for a minimum of eighteen months (the “COBRA Period”). COBRA is administered through Businessolver, which will mail enrollment forms and instructions to Employee’s home address following the Termination Date. To elect COBRA coverage, Employee must complete, sign and mail the application form to Businessolver within 60 days of the Termination Date. Employee’s medical and dental insurance providers will be notified and Employee’s coverage will be reinstated retroactively to the group health plan termination date upon their receipt of Employee’s enrollment election and first premium payment. Employee will be responsible for submitting premium payments to Businessolver to obtain COBRA coverage. Employee acknowledges that Employer has furnished Employee with a COBRA rate sheet for medical and dental benefits.

•401(k) Plan. Assuming it exceeds $5,000, Employee’s account balance in Qorvo’s 401(k) Plan may remain in such Plan or be transferred to another qualified plan or IRA at Employee’s election. To transfer an account balance to another qualified plan or IRA or to obtain a distribution from the account, Employee should visit Fidelity’s website at www.401k.com or call the Fidelity Retirement Benefits Line at 1-800-890-4015. Outstanding loans against Employee’s 401(k) Plan balance must be repaid within 30 days of the Termination Date.
•Group Life Insurance and Accidental Death & Dismemberment (AD&D). Employee’s Life and Accidental Death and Dismemberment coverage ends on the Termination Date. Employee has the option to port or convert the group coverage in force at the Termination Date into individual coverage, including Basic Life, AD&D, Additional Life, and Dependent Life. Employee must apply for portability within 31 days of the Termination Date. If Employee is interested in porting Employee’s life insurance coverage, Employee should call the Unum Conversion Unit at 800-343-5406.
•Voluntary Accident, Critical Illness and Hospital Indemnity Insurance. If Employee is enrolled in Voluntary Accident, Critical Illness and/or Hospital Indemnity Insurance, Employee’s coverage ends on the Termination Date.
•Disability Insurance. From and after the Termination Date, Employee will no longer eligible for any benefit under Employer’s short-term and long-term disability plans.
•Employee Stock Purchase Plan. Eligibility for participation in Qorvo’s Employee Stock Purchase Plan ceases effective as of the Termination Date. Qorvo will reimburse payroll deductions credited to Employee’s account during the current purchase period no later than the next scheduled payroll period following the Termination Date.
•Change in Control. Nothing in this Agreement is intended to affect the terms of the Change in Control Agreement between Employee and Qorvo, Inc., which shall continue to operate until it terminates in accordance with its terms. To the extent that such Change in Control Agreement or the change in control provisions in Section 14(a)(ii) of the Qorvo, Inc. 2012 Stock Incentive Plan, as amended (the “Plan”), under which the Awards were granted are applicable to Employee, Employee will be treated as having been terminated on the Termination Date without “Cause” as that term is defined in the Plan.
Please note that the above is a summary of the benefits that may be available to Employee as a result of Employee’s retirement, and is qualified in all respects by reference to the specific terms of the applicable benefit plans, programs and Employer policies referenced in this Agreement, all of which are subject to change from time to time. The contents of this Agreement should not be construed as legal, tax or other advice. Employee should consult with Employee’s own attorney and advisors as to all legal and tax-related issues concerning these matters.
5.Release of All Claims. In consideration of receiving the severance benefits described in Paragraph 2(b) above and the continued post-retirement vesting of the Awards described in Paragraph 3 above, Employee, for Employee’s self and on behalf of all the other Employee Parties, hereby knowingly and voluntarily releases the Employer and all the other Employer Parties, and all persons, corporations or other entities who might be claimed to be jointly or severally liable with any of the Employer Parties, from any and all charges, complaints, grievances, causes of action, claims, demands, debts and liabilities of any kind or nature whatsoever, whether actual or potential, known or unknown, suspected or unsuspected (“claims”), which Employee or any other Employee Party may have or claim to have, and specifically, but not exclusively, all claims regarding any act, omission, event, occurrence or non-occurrence that have occurred on or before the date of signing this Agreement, including, without limitation, any and all claims under any federal, state or local statutory or common law related to, concerning or arising out of Employee’s employment or termination from employment with the Employer. Employee expressly agrees that among the various rights and claims being waived in this Agreement are those arising under the United States and state constitutions, the common law of any applicable jurisdiction, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, and any and all corresponding state laws that might apply, including, but not limited to any and all federal and state executive orders and other statutes and regulations, and any claim for attorneys’ fees, costs, disbursements or the like. This is a full and final waiver and release of any such claims, and the Parties intend that it have the broadest effect possible under law. Employee expressly represents that except as excluded from Employee’s covenant not to sue under Paragraph 6, none of the Employee Parties has any claim against any of the Employer Parties which is not released under this Agreement.
6.Covenant Not to Sue. A “covenant not to sue” is a legal term that means a person promises not to file a lawsuit or other legal proceeding. It is additional to the release of claims contained in Paragraph 6 above. Besides waiving and releasing the claims above, Employee promises, for Employee’s self and on behalf of all the other Employee Parties, never to file or prosecute any legal claim of any kind against any of the Employer Parties in any court or other forum for any reason based on any act, omission, event, occurrence, or non-occurrence, from the beginning of time to the effective date of this Agreement, including but not limited to claims covered by the release contained in Paragraph 5 above. Excluded from this covenant not to sue is the right to file charges with, initiate, or assist, testify or otherwise participate in any investigation or any judicial or administrative action or proceeding conducted by any federal, state or local governmental agency, commission or authority that prohibits waiver of such rights, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration and the National Labor Relations Board. Employee understands and agrees that Employee, for Employee’s self and on behalf of all the other Employee Parties, is waiving, however, any right to monetary recovery, including but not limited to compensatory or punitive damages, attorneys’ fees or costs, or other damages or recovery should any such agency, commission or authority or any other person, entity or group pursue any claim on behalf of any Employee Party; provided, however, that Employee is not waiving any right to receive an award for providing information relating to possible securities laws violations (including violations relating to accounting or auditing matters) to proper governmental and regulatory authorities, including the Securities and Exchange Commission. Employee represents that, as of the effective date of this Agreement, and except as permitted by this Paragraph 6, Employee has not filed or caused to be filed any claims against any Employer Party.

7.Compliance with the Older Workers Benefit Protection Act. This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, Employee acknowledges and agrees that Employee has executed this Agreement voluntarily, and with full knowledge of its consequences. In addition, Employee hereby acknowledges and agrees as follows:
(a)This Agreement has been written in a manner that is calculated to be understood, and is understood, by Employee.
(b)The release provisions of this Agreement apply to any rights Employee may have under the ADEA or other laws prohibiting age discrimination.
(c)The release provisions of this Agreement do not apply to any rights or claims Employee may have under the ADEA that arise after the date that this Agreement is executed.
(d)Employer hereby advises Employee to consult with an attorney prior to executing this Agreement.
(e)Employer is giving Employee a period of ninety (90) days to consider this Agreement. Employee may accept and sign this Agreement before the expiration of the ninety (90) day time period, but is not required to do so by Employer. Employee understands that this Agreement will become effective on the date that the Parties sign it. Employee further acknowledges and understands that in order to be eligible for the continued post-retirement vesting of Awards described in Paragraph 3 above, Employee must sign this Agreement on or after the Termination Date and on or before the 90-day period has expired.
(f)For a period of seven (7) days following the signing of this Agreement, Employee may revoke the waiver of ADEA claims made in this Agreement by sending written notice of any such revocation to Employer. This Agreement shall become effective on the eighth day after Employee signs it, if it has not been revoked during the revocation period. If this Agreement is revoked by Employee, its terms will be null and void.
8.Return of Company Property. No later than the Termination Date, Employee will return all Employer property in Employee’s possession or under Employee’s control, including but not limited to keys, badges, banking tokens, credit cards, files and documents. Employee will be entitled to keep his laptop computer and cellular phone, subject to the removal of all Employer confidential information. Employee will cooperate with Employer in the removal of all Employer confidential information from Employee’s personal devices.
9.Non-Solicitation of Employees. Employee agrees during the Post-Termination Period, Employee will not, on Employee’s own behalf or on behalf of any other person or business organization, whether directly or indirectly, solicit, induce, recruit or encourage by any means, any employee of Employer, whether such employee is a full-time or temporary employee, to cease providing services to Employer or to accept employment or provide services to another person or business organization.

10.Non-Disparagement. Following the Termination Date, Employee shall not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, regarding Employer Parties, or their respective officers, directors, employees, representatives or agents.
11.Reasonable Assistance. Employee shall, upon reasonable notice, furnish such information and assistance to Employer as may reasonably be required by Employer in connection with any matter regarding Employer’s business within Employee’s knowledge or with any investigation, inquiry, litigation or other proceeding in which it is or may become involved, and which arises out of facts and circumstances known to Employee (and without regard to whether Employee is a party thereto), provided that such assistance shall not conflict or unreasonably interfere with the Employee’s post-Termination Date personal or professional commitments or obligations. Employer shall promptly reimburse Employee for his out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Paragraph 11.
12.References. In response to inquiries regarding Employee’s employment with Employer, Employee will direct all such inquiries solely to Employer’s Human Resources Department and such department will confirm dates of employment and Employee’s job title as of the Termination Date.
13.Entire Agreement. Employee agrees that this Agreement and the Award Agreements constitute the entire agreement concerning Employee’s retirement and termination of employment with Employer and all other subjects addressed herein. Except for the ICN Agreement and the applicable Award Agreements, which remain in effect pursuant to their terms, this Agreement supersedes and replaces all prior or contemporaneous negotiations, understandings and agreements, proposed or otherwise, whether written or oral, express or implied, concerning the subject matter of this Agreement. No amendment, deletion, addition, modification or waiver of any provision of this Agreement shall be binding or enforceable unless in writing and signed by both Parties.
14.No Admission of Liability. Employee acknowledges that nothing in this Agreement is to be construed as an admission of liability by the Employer that it has violated any law, federal, state or otherwise.
15.Confidentiality. Employee agrees that the terms and provisions of this Agreement shall be kept in strict confidence and shall not be published, displayed, discussed, disclosed or revealed in any way by Employee or anyone on behalf of Employee without written permission of Employer or as required by court order, except that Employee may disclose the fact that this Agreement exists and discuss this Agreement and its terms with Employee’s spouse, attorney, financial advisor, tax preparer and accountant. Prior to disclosing any terms of this Agreement to any of the above-referenced persons, Employee shall inform them of their obligations not to disclose the terms further. Disclosure of the terms of this Agreement by anyone to whom Employee discloses them shall be treated as an unauthorized disclosure by Employee. Employee also acknowledges and agrees that the confidentiality provisions of the ICN Agreement remain in full force and effect following the Termination Date.
16.Severability. The provisions of the Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of the Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

17.Knowing Release. Employee declares that Employee fully understands the terms and provisions of this Agreement and voluntarily accepts the above terms and provisions regarding the termination of Employee’s employment. Employee declares that prior to the execution of this Agreement, Employee had a sufficient opportunity to consult with an attorney in order that Employee might intelligently exercise Employee’s own judgment in deciding whether to execute this Agreement.
18.Breach of Agreement. This Agreement shall constitute a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement. Each Party agrees to indemnify and hold the other harmless from and against any and all loss, cost, damage or expense, including attorneys’ fees, incurred or arising out of any such action, suit or other proceeding prosecuted or attempted in breach of this Agreement, provided that the Party seeking such indemnification shall be the prevailing party in the underlying action or proceeding.
19.Entire Agreement. The Parties understand and agree that what is recited in this Agreement is the sole consideration for this Agreement; that no representation or promise has been made by either Party concerning the subject matter of this Agreement, except as expressly set forth in this Agreement; and that all agreements and understandings between the Parties concerning the subject matter of this Agreement are embodied and expressed in this Agreement. This Agreement shall supersede all prior or contemporaneous agreements and understandings between the Parties, whether written or oral, express or implied, with respect to the subject matter of this Agreement. No amendments to this Agreement may be made except by a writing signed by both Parties.
THE UNDERSIGNED STATE THAT THEY HAVE CAREFULLY READ THIS AGREEMENT IN ITS ENTIRETY, THAT NO PROMISE, INDUCEMENT OR AGREEMENT NOT HEREIN EXPRESSED HAS BEEN MADE TO EMPLOYEE, AND THAT EMPLOYEE VOLUNTARILY AND KNOWINGLY ACCEPTS ITS TERMS AND PROVISIONS.

James Klein /s/ James Klein Signature 2/27/2022 Date	QORVO US, INC. /s/ Debra L. Howard Debra L. Howard Corp VP & Chief HR Officer

WAIVER OF 90-DAY REVIEW
I, James Klein, understand that I may take up to 90 days from receipt of the SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS to review the document and determine whether to accept it. If I elect to sign this Agreement before that period has expired, I hereby knowingly and voluntarily waive the 90-day review provision of the Agreement.
Prior to executing this Waiver and the Severance Agreement and Release of All Claims, I acknowledge that I have been advised to consult with an attorney, that I have had an opportunity to consult with an attorney and I fully understand the terms of this Waiver and the Agreement. I have not been compelled to sign it by anyone and have entered into the Agreement and Waiver voluntarily and of my own free will.

DATE:

Employee Signature

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